EXHIBIT 99.1


On January 21, 1998, the Registrant issued the following press release:


               "PYR ENERGY REPORTS FIRST QUARTER FINANCIAL RESULTS

     DENVER -- PYR Energy Corporation (OTC EBB: PYRX) today reported that for the first fiscal quarter ended November 30, 1997, the Company incurred a loss from operations of ($166,000) or ($.018) per common share outstanding. The Company had no revenues from oil and gas operations and generated $10,000 in oil and gas consulting fee revenues. At November 30, 1997, the Company had $1,063,000 in working capital, total assets of $1,610,000 and stockholders' equity of $1,554,000. There were 9,154,804 common shares outstanding at November 30, 1997.

     PYR Energy announced on January 19 that it signed a letter of intent to issue up to 2,100,000 shares of its common stock in a private placement at $1.25 per share. The Company also reported that on January 15, 1998, its "A" warrants to issue 2,047,500 shares of its common stock expired unexercised. The Company's "B" warrants to issue 2,047,500 shares at $1.75 will expire on April 15, 1998.

OPERATIONS UPDATE

     In California, PYR Energy is applying advanced geotechnical tools to image and define large stratigraphic and structural traps. The Company is in the process of interpreting and acquiring seismic data over its approximately 50,000 gross acres of leasehold in California's San Joaquin Valley.

     D. Scott Singdahlsen, president of PYR said, "As a startup exploration company, we are focused on finding, through the drill bit, significant hydrocarbon reserves for our shareholders. As we continue to mature our exploration activities in the San Joaquin Valley, we are increasingly excited about the multiple opportunities that have been identified on seismic data. Our strategy is to target high-gravity oil reserves in the basin. In 1998, the Company plans to drill a minimum of three exploration wells to test these opportunities. Our ability to internally generate opportunities and control the exploration process allows PYR to retain a sizable working interest in each project, thus leveraging our financial resources with significant reserve potential."

     At East Lost Hills, north of Bakersfield, PYR and an industry partner generated a structural prospect in the western thrust-belt. Advanced pre-stack depth migration processing and interpretation of modern 2-D seismic data over the Company's approximately 17,000 acres has identified a large, untested deep prospect. The Company's first test well here will be spud by mid-year 1998.

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     The  objective of the Company's  "Stevens"  exploration  program,  south of
Bakersfield, is to identify multiple-horizon stratigraphic targets from modern 3-D technology. Based on interpretation and analysis of 42 square miles of existing 3-D seismic data, the Company is on track to spud its first well on its School Road acreage before the end of April.

     Pursuant to signing a contract to acquire 60 square miles of new 3-D seismic, permitting and survey work has commenced over PYR's Southeast Maricopa acreage. Weather permitting, data acquisition over PYR's leasehold will begin before the end of February. PYR expects this new 3-D seismic data to enhance and refine leads identified previously from analysis and interpretation of 2-D seismic data. It is anticipated that the interpretation of the 3-D seismic data will lead to the identification of the first drillable prospect to be spud before year-end 1998.

     Denver-based PYR Energy Corporation applies advanced 3-D seismic and computer-aided exploration technologies to systematically explore for and exploit onshore domestic oil and natural gas accumulations in the western United States.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."